Exhibit 23.5

Source Energy, Corp.
3555 Santoro Way, Suite A
San Diego, CA 92130
Phone (858) 259-2271
Fax (858) 259-2273

December 14, 2015

Mr. Stephen Hosmer
Royale Energy, Inc.
3777 Willow Glen Drive
El Cajon, CA 92019

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Dear Mr. Hosmer,

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Royale Energy, Inc. ("the Company") with respect to the information from our firm's reserves report dated February 24, 2015, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

We further consent to the reference to this firm under the heading "Experts" in such Registration Statement.

Source Energy, Inc.

/s/ James Frimodig
James Frimodig
President